UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 18, 2008
Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia		30326

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Harold W. Ingalls Appointed as a Director. On August 21, 2008, Mr. Ingalls, age 61, was appointed to the Board of Directors of Premier Exhibitions, Inc. (the “Company”). Mr. Ingalls’ appointment as a Director filled an existing vacancy on the Company’s Board of Directors. Mr. Ingalls also presently serves as the Company’s Chief Financial Officer, and as such is not “independent” pursuant to the listing standards of The Nasdaq Stock Market. Prior to joining the Company in February of this year, and since October 2007, Mr. Ingalls was a partner at the Atlanta, Georgia office of Genstar Capital Partnership, a private equity firm, where he was responsible for identifying investment opportunities. Prior to joining Genstar, and between August 2006 and October 2007, Mr. Ingalls was the vice president and chief financial officer of CardioMEMS, Inc., which specializes in proprietary wireless sensing and communication technology for the human body. From October 2001 to July 2006, Mr. Ingalls was the vice president of finance and chief financial officer of Serologicals Corporation, a developer of consumable biological products. Mr. Ingalls will not receive any additional compensation for his services as a director and the Compensation Committee of the Board of Directors did not make any equity compensation awards in connection with the appointment of Mr. Ingalls to the Company’s Board of Directors.
     There are no arrangements or understandings between Mr. Ingalls and any other persons with respect to his appointment as a director of the Company. Except for Mr. Ingalls’ Employment Agreement with the Company pursuant to which he serves as the Company’s Chief Financial Officer, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Ingalls, or any member of his immediate family, had, or will have, a direct or indirect material interest. A description of the material terms of Mr. Ingalls’ Employment Agreement with the Company is set forth in the Company’s Current Report on Form 8-K dated February 20, 2008, which description is incorporated herein by reference
     Resignation of Brian Wainger. On August 19, 2008, Brian Wainger resigned as the Vice President and Chief Legal Counsel of the Company. In connection with his resignation, Mr. Wainger and the Company entered into a seven month Consulting Agreement as well as a Separation Agreement. During the term of the Consulting Agreement, Mr. Wainger will continue to advise and provide services to the Company in exchange for monthly payments, each in an amount equal to his monthly base salary in effect on the date of his resignation. The Separation Agreement provides that Mr. Wainger will receive twelve monthly payments, each in an amount equal to his monthly base salary in effect on the date of his resignation, commencing upon the expiration of the Consulting Agreement. Such agreements also contain other terms and provisions customary to such agreements, including provisions regarding confidential information, non-solicitation and non-disparagement.
     Director Resignations. Also on August 18, 2008, James S. Yaffe and Jonathan F. Miller tendered their resignations as Directors of the Company. Messrs. Yaffe and Miller joined the Board of Directors on September 1, 2007 and were members of the Board’s Executive Committee. The Company believes the Director resignations referred to above are the result of recent changes in the composition of the Board of Directors and management.

     Resignation of Bruce Eskowitz. On August 19, 2008, Bruce Eskowitz resigned as the President and Chief Executive Officer and as a Director of the Company. In connection with his resignation, Mr. Eskowitz and the Company entered into a Separation Agreement which provides that he will forfeit all restricted stock awards and stock options previously granted to him by the Company and that he will receive monthly payments in the amount of $90,001.66 for a period of twelve months. Such Separation Agreement contains other terms and provisions customary to similar agreements, including provisions regarding confidential information, non-solicitation and non-disparagement.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 22, 2008 of Premier Exhibitions, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: August 21, 2008	By:	/s/ Harold W. Ingalls
Harold W. Ingalls
Chief Financial Officer